UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 18, 2014
Date of report (Date of earliest event reported)

Supertel Hospitality, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Virginia
(State or Other Jurisdiction of Incorporation)

1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)
1800 West Pasewalk Avenue, Suite 200
Norfolk, NE	68701
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 18, 2014, Supertel Limited Partnership, a limited partnership 99% owned by Supertel Hospitality, Inc. (the “Company”), entered into four purchase and sale agreements (the “Agreements”) for the sale of four of the Company’s Savannah Suites hotels (the “Savannah Suites Hotels”) for a total purchase price of $15,150,000 in cash.  The purchasers deposited $350,000 in escrow as an earnest money deposit against the purchase price.

During a contingency period which ends on January 1, 2015, the purchasers may conduct their inspections and investigations of the Savannah Suites Hotels.  The purchasers may, for any reason, in their sole discretion, or if any purchaser cannot obtain financing, terminate the Agreements during this contingency period and receive the return of $250,000 of their escrowed funds.  If any purchaser terminates its respective Agreement, then all Agreements terminate.

The location of each of the Savannah Suites Hotels, the purchasers, and the purchase price of each of the Savannah Suites Hotels are as follow:

Hotel Location	Purchaser	Purchase Price
Augusta, GA	Hare Krishna Augusta Hotel, LLC, a Georgia limited liability company	$3.4 million
Chamblee, GA	Hare Krishna Chamblee Hotel, LLC, a Georgia limited liability company	$4.25 million
Greenville, SC	Hare Krishna Greenville Hotel, LLC, a Georgia limited liability company	$3.2 million
Savannah, GA	Hare Krishna Savannah Hotel, LLC, a Georgia limited liability company	$4.3 million

The closing of the sale on any hotel is contingent on the closing of the sale on all of the other hotels.  The Company expects to complete the sale of the Savannah Suites Hotels at or around the end of 2014.  The Agreements terminate if the transactions have not closed on or before December 31, 2014 unless the parties mutually agree to an extension.  The sale is subject to the completion of the contingency period without the termination of the Agreement by the purchasers and the satisfaction of customary closing conditions.  Accordingly, the Company can give no assurance that it will consummate the sale of the Savannah Suites Hotels within the time frame described in this Form 8-K, if at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Supertel Hospitality, Inc.

Date: October 23, 2014	By: /s/ Corrine L. Scarpello
Name: Corrine L. Scarpello
Title: Chief Financial Officer